 Exhibit 99.1

CONSULTING AGREEMENT

AGREEMENT ("Agreement") made and entered into this 25th day of September, 2014 and effective September 23rd, 2014 ("Effective Date"), by and between Lustros Inc. ("Company"), and Trisha Malone ("Consultant").

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, and other good and valuable consideration the sufficiency of which is hereby acknowledged, Company and Consultant covenant and agree as follows:

1.	Services & Payment. Consultant agrees to provide consulting services as Interim Chief Financial Officer for Company (the "Services") as more specifically set forth in Appendix A of this Agreement, attached hereto and made apart hereof by this reference. Company shall pay Consultant at the rate of $10,000 per month, payable in advance on the 1st and 15th of every month, with any partial months pro-rated. The Company agrees during the term of this Agreement to reimburse Consultant for her medical insurance expenses in an amount of $1,411.05 per month, on a monthly basis.

2.	Term and Termination. This Agreement shall commence immediately, and shall continue in effect until the Services are completed unless sooner terminated as provided for herein (the “Term”). Either party may terminate this Agreement or any renewal thereof, with or without cause, upon 30 days written notice to the other party.

3.	Relationship of the Parties. Notwithstanding any provision hereof, for all purposes of this Agreement each party shall be and act as an independent contractor and not as partner, joint venture, or agent of the other and shall not bind nor attempt to bind the other to any contract. Consultant is an independent contractor and is solely responsible for all taxes, withholdings, and other statutory or contractual obligations of any sort, including, but not limited to, workers' compensation insurance.

4.	Performance of Services. The Consultant shall supervise the performance of the Services and shall be entitled to control the manner and means by which the Services are performed, subject to the terms of this Agreement and any specifications, schedules or plans approved by Company. Consult shall report to the Chief Executive Officer of the Company.

5.	Materials. Consultant shall provide any materials, including but not limited to personal computers, telecommunications equipment, etc. as shall be required to perform the Services. Any equipment or materials furnished by Company shall remain the sole property of Company.

6.	Confidential Information. Consultant agrees that all Inventions and all other business, technical and financial information Consultant develops, learns or obtains during the period over which he is or is supposed to be providing the Services that relate to Company or the business or demonstrably anticipated business of Company in connection with the Services or that are received by or for Company in confidence, constitute "Confidential Information." Consultant will hold in confidence and not disclose without prior written consent or, except in performing the Services, use any Confidential Information. However, Consultant shall not be obligated under this paragraph with respect to information Consultant can document is or become readily publicly available without restriction through no fault of Consultant. Upon termination and as otherwise requested by Company, Consultant will promptly return to Company all items and copies containing or embodying Confidential Information, except that Consultant may keep its personal copies of its compensation records and this Agreement. Consultant agrees not to disclose or disseminate the Confidential Information for a period of three (3) years from the date of disclosure of the Confidential Information.

7.	Warranties. Consultant warrants that: (i) the Services shall be performed in a timely and professional manner in accordance with applicable professional standards; (ii) no part of this Agreement is inconsistent with any obligation Consultant may have to others; (iii) Consultant has the full right to allow it to provide the assignments and rights provided for herein; and (iv) Consultant will not engage in any conduct which will infringe on any copyright, trademark, service mark, trade name, patent, trade secret or other intellectual property or proprietary right or right of publicity or privacy, or libel, slander, defame or disparage, any third party ("Third Party Claims"), or create risk of liability for Company with respect to any Third Party Claims.

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8.	Indemnification. Consultant shall indemnify and hold Company harmless from and against any and all liabilities, claims, costs, assessments, fees or expenses of any kind, including without limitation defense costs and attorneys' fees arising from or related in any way to: (i) the Services provided by Consultant under this Agreement; (ii) any claim which, if proceed, would breach any warranty or representation of Consultant; and (iii) any and all Third Party Claims caused by Consultant. Company shall promptly notify Consultant of any Third Party Claim and Consultant shall, at Company's option, conduct the defense in any such third party action arising as described herein at Consultant's sole expense and Company shall cooperate with such defense.

9.	Survival. Because any breach of Section 6 will cause irreparable harm to Company for which damages would not be an adequate remedy, Company reserves the right to seek injunctive relief with respect thereto in addition to any and all other remedies available in equity or at law. In any action or proceeding to enforce any rights under this Agreement, the prevailing Party shall be entitled to recover costs and reasonable attorneys fees. The obligations set forth in Section 6 of this Agreement shall survive termination or expiration of this Agreement.

10.	Miscellaneous. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights. No changes or modifications or waivers to this Agreement will be effective unless in writing and signed by both parties. In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable. This Agreement shall be governed by and construed in accordance with the Laws of the State of California without regard to the conflicts of laws provisions thereof. In any action or proceeding to enforce rights under this Agreement, the prevailing party will be entitled to recover costs and attorneys tees. Headings herein are for convenience of reference only and shall in no way affect interpretation of the Agreement.

AGREED AND ACCEPTED:

Company:

Lustros, Inc.

/s/ William Farley

William Farley, CEO

Consultant:

/s/ Trisha Malone

Trisha Malone

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APPENDIX A

Services.  Consultant shall shall assist, as requested, in completion of the Company’s 2013 10-K and 2014 10-Qs. Consultant shall assist with transition of replacement Chief Financial Officer and any other matters requested by the CEO relating to the Company’s financial and administrative matters.

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